EXHIBIT 10.1

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 14, 2007 (this “Agreement”), by and between Pearson Education, Inc., a Delaware corporation (“Parent”), on the one hand, and the stockholders of the Company (as defined below) set forth on the signature page hereto (collectively, the “Stockholders”), on the other hand.

W I T N E S S E T H:

WHEREAS, Parent, Epsilon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and eCollege.com, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (other than shares cancelled pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

WHEREAS, as of the date of this Agreement, the Stockholders owned of record and beneficially an aggregate of 4,618,154 shares of Common Stock and each Stockholder owned the number of such shares set forth beside such Stockholder’s name on the signature page hereto (such Common Stock (the “Existing Shares”), together with any other Common Stock acquired by any Stockholder after the date hereof, whether acquired directly or indirectly, by purchase, stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, or upon the receipt, vesting or exercise, as applicable, of Equity Incentives or otherwise, in each case from the date of this Agreement through the term of this Agreement, are collectively referred to herein as the Stockholders’ “Subject Shares”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING AGREEMENT; GRANT OF PROXY

SECTION 1.01.      Agreement to Vote.  Each Stockholder hereby agrees to take (or cause to be taken) the following actions (whether in person, by proxy or by written consent):

(i)        to appear at any meeting of the stockholders of the Company, however called, and at any adjournment or postponement thereof at which the Merger Agreement and the Merger are submitted for the consideration and vote of the stockholders of the Company or otherwise cause the Subject Shares owned beneficially or of record by the Stockholders to be counted as present thereat for purposes of calculating a quorum; and

(ii)       to vote (or cause to be voted), in person or by proxy, or if applicable by execution of a written consent, all the Subject Shares owned by such Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (A) in favor of adoption of the Merger Agreement and any other action of the Company’s Stockholders requested in furtherance thereof, (B) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement; (C) against any action, agreement or transaction submitted for approval to the Stockholders of the Company that would reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Merger or would reasonably be expected to result in any condition to the consummation of the Merger contained in Article VII of the Merger Agreement not being satisfied; (D) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal; and (E) against any extraordinary dividend or distribution by the Company or any subsidiary and any change in the capital structure of the Company or any subsidiary (other than pursuant to the Merger Agreement).

The obligations of the Stockholders set forth in this Section 1.01 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

SECTION 1.02.      Irrevocable Proxy.  Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares.  By entering into this Agreement, each Stockholder hereby irrevocably and unconditionally grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote or execute consents in the manner contemplated by Section 1.01.  The proxy granted by such Stockholder pursuant to this Article I is coupled with an interest, is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  Each Stockholder shall perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote such Stockholder’s Subject Shares in the manner contemplated by Section 1.01.  Notwithstanding the foregoing, the proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

SECTION 1.03.      Appraisal Rights.  Each Stockholder hereby consents to and approves the actions taken by the board of directors of the Company in approving the Merger Agreement, this Agreement, the Merger and the transactions contemplated by the Merger Agreement.  Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the General Corporation Law of the State of Delaware or other applicable law in connection with the Merger.

ARTICLE II
                REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to Parent as follows:

SECTION 2.01.      Authorization.  If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate or similar powers of such Stockholder and have been duly authorized by all necessary corporate or similar action.  If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.  This Agreement constitutes a valid and binding agreement of such Stockholder.  If such Stockholder is a natural person and is married, and such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms.  No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

SECTION 2.02.      Non-Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (i) if such Stockholder is not an individual, violate any organizational documents of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, (iv) result in the imposition of any lien on any asset of Stockholder or (v) violate any other agreement, arrangement or instrument to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

SECTION 2.03.      Ownership of Subject Shares.  Such Stockholder is the record and beneficial owner of the Subject Shares set forth beside such Stockholder’s name on the signature page hereto, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), other than pursuant to this Agreement and such Stockholder has good and valid title to such Subject Shares.  Except for this Agreement, none of the Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such shares.

SECTION 2.04.      Total Subject Shares.  Except for the Subject Shares set forth beside such Stockholder’s name on the signature page hereto and except for any Equity Incentives referred to in the immediately following sentence, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) Options, Equity Incentives or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.  As of the date of this Agreement, each Stockholder owns Options to acquire the number of shares of capital stock of the Company and the other Equity Incentives set forth opposite such Stockholder’s name on the signature page hereto.

SECTION 2.05.      Reliance by Parent and Merger Sub.  Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE III
OTHER COVENANTS

Each Stockholder hereby covenants and agrees that:

SECTION 3.01.      No Transfers.

(a)   Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent or Merger Sub which may be withheld in their sole discretion, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Stockholder from performing its obligations under this Agreement or (iii) sell, assign, transfer, pledge, encumber, distribute, gift  or otherwise dispose of (including by merger or otherwise by operation of law) (collectively , a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Subject Shares during the term of this Agreement except for Transfers solely for estate planning purposes to any person or entity who becomes party to and bound by the terms of this Agreement as a Stockholder.  For purposes of this Section 3.01, the term “sell” or “sale” or any derivatives thereof shall include (i) a sale, Transfer or disposition of record or beneficial ownership, or both and (ii) a short sale with respect to Common Stock or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to Common Stock or substantially identical property, entering into or acquiring a futures or forward contract to deliver Common Stock or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.  The Stockholders further agree that they shall fully cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Offer and the Merger.

(b)           Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Common Stock or any Equity Incentives acquired by such Stockholder, if any, after the date hereof.

SECTION 3.02.      Other Transactions.  Each of the Stockholders agrees that it will not, directly or indirectly:  (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to, an Acquisition Proposal (other than with Parent and its representatives); or (iii) enter into any letter of intent, acquisition agreement or any similar agreement or understanding relating to an Acquisition Proposal.  Each of the Stockholders will, and will cause their respective and representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives of the Company or any of its subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.  The Stockholders shall promptly (and in any event no later than 24 hours) notify Parent of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal after the date hereof , which notice shall include the identity of the Person making such Acquisition Proposal or other inquiry, proposal or offer and the material terms and conditions thereof, and will keep Parent promptly and reasonably apprised of any related material developments, discussions and negotiations related thereto.

SECTION 3.03.      RESERVED.

SECTION 3.04.      Further Assurances.  Parent, Merger Sub and each Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01.      Termination.  This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to its terms.  Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Stockholders this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 4.02.      No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

SECTION 4.03.      Stockholder Capacity.  No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer.  Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

SECTION 4.04.      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) (a) if to the Stockholders, to the address or facsimile set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice) with an additional copy (which shall not constitute notice) to:

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention:  John P. Schmitt, Esq.
Facsimile:  212-336-2442

or (b) if to Parent at the following addresses (or at such other address for a party as shall be specified by like notice):

Pearson Education, Inc.
c/o Pearson Inc.
1330 Avenue if the Americas
New York, NY  10019
Attention:  Philip J. Hoffman
Facsimile:  212-641-2532

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
101 Park Avenue
New York, NY  10178-0600
Attention:  Charles E. Engros, Esq.
Facsimile:  212-309-6001

SECTION 4.05.      Interpretation.  When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 4.06.      Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

SECTION 4.07.      Entire Agreement.  This Agreement (together with the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 4.08.      Governing Law.  This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 4.09.      Specific Performance; Jurisdiction; Waiver of Jury Trial.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 4.04.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.04 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 4.10.      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 4.11.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.12.      Assignment; Parties in Interest.  This Agreement shall not be assigned by any of the Stockholders by operation of law or otherwise without the prior written consent of each of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person to whom legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 4.13.      No Waiver.  The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance.  The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 4.14.      Consents and Waivers.  The Stockholders hereby give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which any Stockholder is a party or pursuant to any rights the Stockholders may have.

SECTION 4.15.      Legends.  Each Stockholder shall cause the Shares to bear a legend, stating that they are subject to the terms of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent and Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

PEARSON EDUCATION, INC.

By:	/s/ Philip J. Hoffman
	Name:	Philip J. Hoffman
	Title:	Executive Vice President

SHAREHOLDERS:

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh Thorne
	Shares:	909,070
	Address:	270 E. Westminster
Lake Forest, IL

OAKLEIGH B. THORNE 2006 3-YEAR ANNUITY TRUST

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh Thorne
	Title:	Trustee
	Shares:	722,222
	Address:	270 E. Westminster
Lake Forest, IL

BLUMENSTEIN/THORNE INFORMATION PARTNERS I, LLC

By:	/s/ Jack Blumenstein
	Name:	Jack Blumenstein
	Title:	Co-President
	Shares:	2,595,307
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh Thorne
	Title:	Co-President
	Address:	270 E. Westminster
Lake Forest, IL

OAKLEIGH THORNE IRREVOCABLE GST DATED 8/10/98

By:	/s/ Merrill H. Smith
	Name:	Merrill H. Smith
	Title:	Co-Trustee
	Shares:	75,955
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh B. Thorne
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL

OAKLEIGH THORNE GST III DATED 1/31/2005

By:	/s/ Jack Blumenstein
	Name:	Jack Blumenstein
	Title:	Co-Trustee
	Shares:	68,500
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ Eliza Thorne Blue
	Name:	Eliza Thorne Blue
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL

OAKLEIGH L. THORNE TRUST UNDER AGREEMENT DATED 12/15/76

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh Thorne
	Title:	Co-Trustee
	Shares:	247,100
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ Felicitas Thorne
	Name:	Felicitas Thorne
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ Potter Palmer
	Name:	Potter Palmer
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL